Exhibit 99.2

University of Phoenix Announces Timothy P. Slottow as
New University President

PHOENIX, April 1, 2014 (4pmEDT) – University of Phoenix today announced that the institution’s board of trustees has named Timothy P. Slottow as the new president of the University.
Slottow’s distinguished career spans 30 years at public and private organizations throughout the U.S. He currently serves as executive vice president and chief financial officer at the University of Michigan, where he is responsible for operations and finance. Since 1998, Slottow’s work at the University of Michigan–one of the nation’s largest public universities–has helped the institution fulfill its academic mission and strategy on behalf of 61,000 students and 44,000 faculty and staff. He will assume office at University of Phoenix on June 20, 2014.
“Tim Slottow’s leadership at the University of Michigan amplifies what he has done throughout his accomplished career: delivering measurable results to public and private organizations as they embrace the principle of continuous advancement and transition to reach ambitious goals,” said Merrilee Lewis Engel, Ph.D., Chair of the University of Phoenix board of trustees.
“After a comprehensive national search, we are honored to have Tim Slottow join us from one of the world’s most respected higher education institutions,” said Gregory W. Cappelli, member of the University of Phoenix board of trustees, and CEO of Apollo Education Group, Inc. “Tim shares our commitment to the mission of University of Phoenix, and to delivering a quality education that helps students achieve academic and personal success to meet their individual and professional goals. I am confident that his focus on connecting students’ talents, skills, and educational achievement to employers’ ever–increasing human capital needs will help differentiate University of Phoenix and deliver genuine value to its students.”
“For decades, University of Phoenix has pioneered change throughout U.S. higher education, and I am honored to lead this groundbreaking and innovative university through its latest and most significant transformation,” said Slottow. “I am committed to furthering the University’s important work to deliver high quality, career–relevant educational programs that help all students achieve–and exceed–their professional goals.”
In his current position at the University of Michigan, Slottow supervises and is responsible for the university’s $6.3 billion annual operating revenues and more than $16 billion in financial and physical assets.
“Tim Slottow has played an integral role in the University’s growth and financial stability throughout the recession, ensuring the University of Michigan’s academic excellence as he worked in partnership with our academic and university leaders,” said University of Michigan president Mary Sue Coleman.
Prior to his work at the University of Michigan, Slottow oversaw strategic business planning and finance at Amtrak in Washington, D.C.; served as director of policy and planning for the City of Seattle; and was a manager at Accenture (formerly Andersen Consulting). He earned a master’s degree in business administration from University of Washington and a bachelor’s degree from University of California, Berkeley.
As the seventh University of Phoenix president, Slottow succeeds Bill Pepicello, Ph.D., who began his tenure at the University in 1995 and announced his intention to retire in September 2013.
About University of Phoenix
University of Phoenix is constantly innovating to help working adults move more efficiently and effectively from education to careers in a rapidly changing world. Flexible schedules, relevant and engaging courses, and interactive learning utilizing advanced technology can help students more effectively pursue career and personal aspirations while balancing their busy lives. As a subsidiary of Apollo Education Group, Inc. (Nasdaq: APOL), University of

Phoenix serves a truly diverse student population, offering associate, bachelor’s, master’s and doctoral degree programs from campuses and learning centers across the U.S. as well as online throughout the world. For more information, visit www.phoenix.edu.

# # #

Media Contact: Ryan Rauzon
Cell: (916) 599–2911
media@phoenix.edu